Exhibit 4.1
SECOND AMENDMENT TO RIGHTS AGREEMENT
     THIS SECOND AMENDMENT (“Second Amendment”), dated as of December 10, 2008, is by and between Santarus, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of November 12, 2004, as amended by that certain First Amendment to Rights Agreement, dated as of April 19, 2006 (the “Rights Agreement”);
     WHEREAS, Cosmo Technologies Limited, a corporation incorporated and existing under the laws of Ireland, and the Company have entered into a series of transactions (the “Cosmo Transactions”), pursuant to the terms of that certain License Agreement, dated as of December 10, 2008, by and between the Company and Cosmo and that certain Stock Issuance Agreement, dated as of December 10, 2008, by and between the Company and Cosmo (collectively, the “Cosmo Transaction Documents”);
     WHEREAS, the Board of Directors of the Company has approved the Cosmo Transaction Documents and the Cosmo Transactions; and
     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters and the Company and the Rights Agent desire to evidence such amendment in writing.
     NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Second Amendment, the parties hereby amend the Rights Agreement as follows:
     1. Section 1.1 of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:
     “1.1. “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include an Exempt Person (as such term is hereinafter defined).
     Notwithstanding the foregoing:
     (i) Westfield Capital Management Co. LLC, together with all of its Affiliates and Associates (“Westfield Capital”), shall not be deemed to be an Acquiring Person, but only so long as (A) Westfield Capital is the Beneficial Owner of less than 20% of the Common Shares of the Company outstanding and (B) Westfield Capital reports or is required to report such ownership on Schedule 13G or

Schedule 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any comparable or successor report), which Schedule 13G or Schedule 13D does not state or is not required to state any present intention to hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect;
     (ii) Cosmo Technologies Limited, together with all of its Affiliates and Associates (“Cosmo”), shall not be deemed to be an Acquiring Person, but only so long as (A) Cosmo is the Beneficial Owner of less than 10,300,000 Common Shares of the Company, (B) all Common Shares of the Company of which Cosmo is the Beneficial Owner are acquired pursuant to or otherwise in accordance with the terms of that certain Stock Issuance Agreement, dated as of December 10, 2008, by and between the Company and Cosmo Technologies Limited, as it may be amended or supplemented from time to time, and (C) Cosmo reports or is required to report such ownership on Schedule 13G or Schedule 13D of the Exchange Act (or any comparable or successor report), which Schedule 13G or Schedule 13D does not state or is not required to state any present intention to hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect.
     (iii) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or 20% or more in the case of Westfield Capital) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or 20% or more in the case of Westfield Capital) of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of one or more additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 15% or more (or 20% or more in the case of Westfield Capital) of the shares of Common Stock then outstanding; and
     (iv) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Agreement.
     For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.”
     2. This Second Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.
     3. This Second Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.
     4. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     5. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
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     IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

SANTARUS, INC.
By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President